Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
          We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-1) and related Prospectus of Centra Financial Holdings, Inc. for the registration of 1,000,000 shares of its Common Stock (including associated rights issued under the Shareholder Protection Rights Agreement), and to the incorporation by reference therein of our reports dated March 13, 2009, with respect to the consolidated financial statements of Centra Financial Holdings, Inc. and the effectiveness of internal control over financial reporting of Centra Financial Holdings, Inc, included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Charleston, West Virginia
December 2, 2009